Exhibit 99.1

Ace Marketing & Promotions Welcomes New Chief Technology Officer

Technology veteran, Paul Bauerfeld joins executive team

NEW YORK, NY July 09, 2013 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTCQB: AMKT), a leading business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, and digital media, announced today the appointment of Paul Bauersfeld as the company’s Chief Technology Officer.

Paul Bauersfeld is a seasoned technology executive and engineer with over twenty years of experience in software product development and entrepreneurial organizations. As a skilled leader with experience in both building and managing, Mr. Bauersfeld has held positions at a number of Fortune 100 and startup companies in the technology and media industries. His roles have included; Co-founder and CEO of Message One (Acquired by Dell), VP of ecommerce at Ziff-Davis, Technology Director at Viacom’s Nickelodeon Online, Founder of GiftOne (Acquired by Skymall) as well as engineering positions at Apple Computer and Xerox Corporation.

“Ace Marketing is well positioned in mobile, social and digital platforms and these are areas where I see tremendous potential for growth. The industry advancements in location based mobile advertising, social registration, and gamification are great opportunities, and with our executive team and dedicated staff, I’m confident we will succeed,” said Paul Bauersfeld.

“We are committed to creating the best possible user experience for our integrated marketing platforms, especially within our Mobiquity Networks division. With Mr. Bauersfeld’s deep knowledge of platform development, content distribution and business intelligence he will help fuel Ace’s evolution. We are excited to have him on board,” said Dean Julia, Ace Marketing’s Co- CEO.

ABOUT “ACE”

Ace Marketing & Promotions, Inc. is a business and technology development company focusing on advanced integrated marketing platforms, mobile marketing, social networks, website development and digital media. The Company’s 3 business divisions are: Ace Marketing (Integrated Marketing Technologies), Venn Media (Integrated Website Development and Social Media Platform) and Mobiquity Networks (Location Based Mobile Marketing Network). For more information you can visit:

www.acemarketing.net	www.appliedmarketingtechnologies.net
www.vennmedia.net	www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:
Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E:twagner@legendsecuritiesinc.com